                                                                   EXHIBIT 5.1


                                STOEL RIVES LLP
                      -------------------------------
                                  ATTORNEYS

                          Standard Insurance Center
                       900 SW Fifth Avenue, Suite 2600
                         Portland, Oregon 97204-1268
                           Telephone (503) 224-3380
                              Fax (503) 220-2480
                              TDD (503) 221-1045


                                June 9, 2000


Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, Oregon  97124

         We have acted as counsel for RadiSys Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 500,000 shares of common stock (the "Shares") of the Company issuable in connection with the Company's 1996 Employee Stock Purchase Plan, as amended (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

         2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                STOEL RIVES LLP

                                STOEL RIVES LLP